Exhibit 10.2

EXECUTION VERSION

COMMERCIAL SUPPLY Agreement

This Commercial Supply Agreement (the “Agreement”), dated as of April 27, 2026 (“Effective Date”), is entered into by and between StableX Technologies, Inc., a Delaware corporation, located at 1185 Avenue of the Americas, New York, New York 10036 (“StableX”), and Kopin Corporation, a Delaware corporation, with offices at 125 North Drive, Westborough, MA 01581 (“Kopin,” and together with StableX, the “Parties”, and each, a “Party”).

Recitals

WHEREAS, Kopin is an electronics manufacturer specializing in high-resolution microdisplays and optical components;

WHEREAS, the Parties have executed and delivered that certain Joint Development & License Agreement of even date herewith (the “Development Agreement”) pursuant to which the Parties will develop and commercialize one or more, and own or control rights to the Products (as defined below) and intend for this agreement to be the commercial supply agreement referred to therein.

WHEREAS, Kopin will use its procurement, engineering and manufacturing expertise to produce the Products and StableX wishes to purchase the Products from Kopin and resell these Products to End Users, in accordance with the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Definitions

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday, or a federal holiday.

“Defective” means, with respect to a Product, a failure to conform in any material respect to the warranties in Section 15.02 (Limited Product Warranty).

“Defective Product(s)” means Products that are Defective. For the avoidance of doubt, where a Product is accepted under Section 9.04 (Inspection), any failure that would have been reasonably apparent on visual inspection at the time of delivery shall not be treated as a Defect unless it constitutes a breach of the warranties in Section 15.02.

“End User” means the final purchaser that has acquired a Product, directly or indirectly, for its own or its Affiliate’s internal use and not for resale, remarketing, or distribution. For the avoidance of doubt, End Users shall not include any purchaser that is a Governmental Authority or that is acquiring Products for use in connection with military, defense or automotive applications.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, arbitration panel, court, or tribunal of competent jurisdiction.

“Inability to Supply Event” means the occurrence of any of the following: (a) Kopin’s failure to deliver at least 90% of the quantity of Products ordered by StableX in an accepted Purchase Order within the applicable Lead Times (plus a grace period of 30 days), in each case other than where such failure is due to (x) supply constraints, component shortages or manufacturing limitations, or (y) compliance with Kopin’s other contractual, legal or regulatory obligations; (b) Kopin’s written notice to StableX that Kopin will be unable to fulfill a material portion of any Purchase Order; (c) Kopin’s failure, over two (2) consecutive quarters, to use commercially reasonable efforts to maintain manufacturing capacity sufficient to support StableX’s forecasted requirements, as agreed between the Parties; or (d) Kopin’s discontinuation of manufacturing operations for the Products for a period of sixty (60) or more consecutive days (other than for scheduled maintenance disclosed to StableX in advance); provided, however, that none of the foregoing shall constitute an Inability to Supply Event to the extent directly caused by: (i) a Force Majeure Event (as defined below); (ii) StableX’s failure to perform any of its obligations under this Agreement; (iii) Kopin’s compliance with any contractual, legal or regulatory obligation to prioritize supply to governmental, military or defense customers; (iv) any increase in Purchase Orders or forecasted requirements by StableX that is not consistent with the most recent forecast provided to Kopin or that exceeds agreed ramp-up parameters between the Parties; or (v) any Purchase Order or requested delivery date that does not comply with the applicable Lead Times.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority, or other requirement or rule of law of any Governmental Authority.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

“Personnel” means agents, employees, or subcontractors engaged or appointed by Kopin or StableX.

“Products” means one or more products incorporating the Project Technology developed under the Development Agreement.

“Project Technology” has the meaning set forth in the Development Agreement.

“Purchase Order” means a purchase order issued by StableX for Products in accordance with this Agreement.

“Representatives” means, with respect to a Party, its Affiliates and its and their respective employees, officers, directors, partners, agents, attorneys, and professional advisors.

“Product Specifications” means the acceptance criteria agreed in writing by the Parties, including any applicable numerical limits, ranges or other objective criteria for the Products, as set forth in the Development Agreement or otherwise expressly agreed in writing by the Parties.

“Territory” means the entire world, excluding any country or territory that is subject to comprehensive trade or economic sanctions, embargoes or similar restrictions administered or enforced by the United States (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State or the U.S. Department of Commerce).

“Warranty Period” means a period of 12 months from delivery of the relevant Product to the End User.

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ARTICLE II
Appointment OF StableX

Section 2.01 Exclusive Appointment and Exclusive Supply. Kopin hereby appoints StableX, and StableX accepts the appointment, to act as an exclusive seller of Products to End Users located in the Territory during the Term solely in accordance with the terms and conditions of this Agreement. Kopin may, directly or indirectly, in its sole discretion: (i) sell the Products to any Person (including resellers, retailers and End Users) outside the scope of StableX’s exclusivity under this Agreement; (ii) sell Products directly to Government Authorities; and (iii) manufacture Products in any location (including within the Territory) for sale or resale to such Persons. StableX will purchase its entire requirements from Kopin under this Agreement except following an Inability to Supply Event, provided that an Inability to Supply Event shall not occur in the event a Force Majeure Event is in effect. Notwithstanding the foregoing, Kopin shall retain exclusive supply and distribution rights with respect to the sale of Products to the automotive, military and defence markets, and such markets shall be excluded from the scope of StableX’s appointment hereunder. For the avoidance of doubt, Kopin shall have the right, in its sole discretion, to prioritise supply to such markets.

Section 2.02 Limited Contingent StableX Right to Manufacture. In the event of an Inability to Supply Event as defined in this Agreement, and subject to the Parties agreeing in writing the scope and duration of such event, StableX may, solely to the extent necessary to address such Inability to Supply Event, manufacture Products in the Territory for sale or resale in the Territory. Any such right shall be limited to the duration and quantities reasonably required to address the applicable Inability to Supply Event and shall terminate immediately upon Kopin’s ability to resume supply. StableX shall use commercially reasonable efforts to ensure that no Affiliate, distributor, sub-contractor, End User, or other agent sells, leases, or otherwise transfers, or assists any third party to do the foregoing, outside the Territory. Kopin shall use commercially reasonable efforts to remedy the applicable Inability to Supply Event as soon as reasonably practicable. If such Inability to Supply Event continues for a period of six (6) months (taking into account the applicable Lead Times), the Parties shall discuss in good faith appropriate modifications to this Agreement, including with respect to exclusivity and supply arrangements.

ARTICLE III
No Franchise or Business Opportunity Agreement

Section 3.01 No Franchise or Business Opportunity Agreement. The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between Kopin and StableX. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, StableX has the sole discretion to determine its methods of operation, accounting practices, the types and amounts of insurance StableX carries, personnel practices, advertising and promotion, customers, and service areas and methods. If any provision of this Agreement is deemed to create a franchise relationship between the Parties, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a product seller agreement and not a franchise agreement.

ARTICLE IV
Terms of Agreement Prevail Over StableX’s Purchase Order

Section 4.01 Terms of Agreement Prevail Over StableX’s Purchase Order. This Agreement is expressly limited to the terms set out herein. The terms of this Agreement shall prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any additional or conflicting terms and conditions contained in any Purchase Order or other document issued by StableX, whether or not such document is acknowledged or accepted by Kopin.

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ARTICLE V

General StableX Performance Obligations

Section 5.01 Marketing and Reselling Products. StableX shall, at its own expense:

(a) exert commercially reasonable efforts to market, advertise, promote, and resell the Products to End Users located in the Territory consistent with good business practice, in each case using its best efforts to maximize the sales volume of the Products;

(b) have sufficient knowledge of the industry and products competitive with each Product (including specifications, features and benefits) so as to be able to explain in detail to the End Users information on standard protocols and features of each Product;

(c) observe all reasonable directions and instructions given to it by Kopin in relation to the marketing, advertisement, promotion and proper use of the Products to the extent that these marketing materials, advertisements, or promotions refer to the Products;

(d) divulge, in any and all contact between StableX and any End User, StableX’s full legal name, trade name, or both;

(e) market, advertise, promote and resell Products and conduct business in a manner that reflects favorably at all times on Products and the good name, goodwill, and reputation of Kopin; and

(f) promptly notify Kopin of any complaint about any Product or its use of which StableX becomes aware.

Section 5.02 Authority to Perform Under this Agreement. StableX shall, at its own expense, obtain and maintain required certifications, credentials, licenses, and any other permits necessary to conduct business in accordance with this Agreement and applicable Law.

Section 5.03 Limited End User Support. During the Term of this Agreement StableX shall, at its own expense:

(a) ensure that an adequate number of trained, capable, and qualified technical Personnel with sufficient knowledge of the Product are available during normal business hours to assist End Users; and

(b) respond to the End Users regarding the general operation and use of the Product, including, without limitation:

(i) acting as a liaison between the End User and Kopin in matters requiring Kopin’s participation;

(ii) providing general Product information and configuration support on standard protocols and features; and

(iii) collecting relevant technical problem identification information and relaying the same to Kopin or its designees.

Except as expressly authorized by Kopin in writing or as otherwise set out in this Agreement or in a separate written agreement with Kopin, StableX may not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Products it sells to End Users.

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Section 5.04 Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither StableX nor StableX’s Personnel shall directly or indirectly: (a) make any representations, warranties, guarantees, claims or commitments on behalf of Kopin or with respect to the Products, except those expressly authorized by Kopin or as are set forth in Kopin’s literature or other promotional materials that have been authorized by Kopin in writing for distribution to third parties; (b) engage in any unfair, anti-competitive, misleading, or deceptive practices with respect to the Products, Kopin, or any third party, including, without limitation, product disparagement and any trade libel of Kopin or any third party; or (c) during the Term, market, advertise, promote, sell, or distribute other substantially similar products or products that materially compete with the Products to any End Users in the Territory, except to the extent this restriction is prohibited by applicable Law, in which case StableX must promptly notify Kopin of such restriction. Whether a product or product line is deemed to compete with the Products shall be determined acting reasonably by Kopin.

ARTICLE VI

Kopin Obligations

Section 6.01 Kopin Obligations. During the Term, Kopin shall:

(a) provide such information and support as Kopin reasonably determines is appropriate, upon reasonable request by StableX, regarding the marketing, advertising, promotion, and sale of Products sold to StableX under this Agreement; and

(b) make available to StableX, at Kopin’s discretion, materials, such as samples, prototypes, documentation, brochures, and other items that Kopin, in its sole discretion, deems necessary or appropriate for the promotion and sale of the Products in the Territory (“Materials”), which may include, for example, samples, prototypes, documentation, brochures, and other promotional materials. Kopin shall retain all rights, title, and interest in and to all Materials. StableX shall promptly return all Materials to Kopin upon Kopin’s request or on the expiration or earlier termination of this Agreement as provided for in Article XIV (Term; Termination).

ARTICLE VII
MANUFACTURING RAMP-UP and COOPERATION

The Parties acknowledge that, as of the Effective Date, the Products remain under development and that the final specifications, costs, required components, and tooling necessary for commercial-scale manufacturing have not yet been determined. The Parties agree to cooperate in good faith to develop and implement a mutually acceptable manufacturing ramp-up plan (the “Ramp-Up Plan”), which shall include: (a) identification and procurement of tooling, equipment, and other capital assets required for factory production of the Products; (b) qualification and sourcing of components and raw materials necessary for manufacture of the Products; (c) establishment of a timeline for the commencement and scaling of commercial manufacturing operations; (d) a detailed budget setting forth the estimated costs associated with each element of the Ramp-Up Plan (the “Ramp-Up Budget”); (e) the pricing to be charged by Kopin to StableX for the Products (the “Supply Price”), which pricing shall be determined based on Kopin’s actual costs of production plus a reasonable profit margin; and (f) suggested retail pricing or pricing guidelines for the sale of Products by StableX to End Users (the “End User Price”), which pricing shall take into account the Supply Price and StableX’s costs of distribution, marketing, and sales, and shall be designed to enable StableX to achieve a reasonable profit margin on such sales. The Parties shall use commercially reasonable efforts to seek to finalize the Ramp-Up Plan and Ramp-Up Budget within one (1) year following the completion of the product development phase under the Development Agreement. Each Party shall designate a representative to serve as the primary point of contact for matters relating to the Ramp-Up Plan, and such representatives shall meet on a regular basis (and no less frequently than monthly) to review progress, address issues, and coordinate activities. In addition, the Parties shall cooperate in good faith with respect to financing the manufacturing ramp-up, including by sharing information reasonably requested by the other Party or by potential financing sources and participating in discussions with lenders or investors, and taking such other actions as the Parties may agree in writing are appropriate to support efforts to obtain financing for the implementation of the Ramp-Up Plan. The Parties agree that as part of the manufacturing ramp-up, the Parties will negotiate creating manufacturing capacity dedicated to StableX designed to reduce the likelihood of an Inability to Supply Event arising out of Kopin’s need to comply with any other contractual, legal or regulatory obligations, including the need to prioritize supply to governmental, military or defense customers. The Parties further agree to negotiate the Supply Price and End User Price in good faith, with the mutual objective of ensuring that both Kopin and StableX are able to realize a reasonable return on their respective investments in the development, manufacture, and distribution of the Products. The Parties shall review the Supply Price and End User Price on a periodic basis (and no less frequently than annually), taking into account changes in production costs, market conditions, and other relevant factors.

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ARTICLE VIII
Orders Procedure

Section 8.01 Purchase Order. StableX shall issue all Purchase Orders to Kopin in written form via email or using the notice procedures identified herein under Section 20.02, or such other address Kopin may specify from time to time. By placing a Purchase Order, StableX makes an offer to purchase Products under the terms and conditions of this Agreement, and on no other terms. Any purported variations made to the terms and conditions of this Agreement by StableX in any Purchase Order are void and have no effect.

Section 8.02 Purchase Order Transaction Terms.  StableX shall specify the following information in each Purchase Order:

(a) a list of Products to be purchased, including make/model number;

(b) quantities of each Product ordered; and

(c) (c) requested delivery date, provided that such requested delivery date complies with the applicable lead times agreed between the Parties from time to time (the “Lead Times”).

Section 8.03 Binding Effect. A Purchase Order shall become binding on Kopin only upon written acceptance by Kopin, which acceptance shall not be unreasonably withheld and shall be subject to availability, capacity, compliance with this Agreement and consistency with the Lead Times. Kopin shall accept or reject each Purchase Order within ten (10) Business Days of receipt; failure to respond within such period shall be deemed acceptance, provided that any such deemed acceptance shall be subject to the Lead Times.

Section 8.04 Forecasts. Beginning on the first day of the calendar quarter immediately following the achievement of a successful demonstration prototype under the Development Agreement, StableX shall provide Kopin with a forecast of its anticipated demand for the Products on a semi-annual basis. All such forecasts are provided for planning purposes only and shall be non-binding.

ARTICLE IX
Shipment and Delivery

Section 9.01 Shipment. Unless expressly agreed to by the Parties in writing, StableX shall select the method of shipment of and the carrier for the Products. Kopin may, in its sole discretion, without liability or penalty, provide partial shipments of Products to StableX. Each shipment constitutes a separate sale, and StableX shall pay for the units provided to the carrier for shipping, whether the shipment is in whole or partial fulfillment of a Purchase Order. StableX shall be responsible for any loss or damage to Products occurring in transit following delivery to the carrier.

Section 9.02 Delivery. Unless expressly agreed to by the Parties, Kopin shall deliver the Products to StableX’s carrier, using Kopin’s standard methods for packaging and providing the Products. All Prices are FCA (Incoterms 2020) where StableX shall be fully responsible for arranging and payment for the carrier.

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Section 9.03 Late Delivery. Any time quoted for delivery is an estimate only; provided, however, that Kopin will use commercially reasonable efforts to deliver all Products on or before the requested delivery date. Subject to StableX’s rights under this Section, no delay in the shipment or delivery of any Product relieves StableX of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Products.

Section 9.04 Inspection. StableX shall inspect Products received under this Agreement within ten (10) Business Days of receipt (the “Inspection Period”) of the Products and either accept or, if any Products are Defective Products, reject these Products. StableX will be deemed to have accepted the Products unless it notifies Kopin in writing of any Defective Products during the Inspection Period and furnishes written evidence or other documentation as reasonably required by Kopin. If StableX timely notifies Kopin of any Defective Products, Kopin shall determine, in its reasonable discretion, whether the Products are Defective Products. If Kopin, acting reasonably, determines that the Products are Defective Products, it shall either, in its sole discretion, (i) replace such Defective Products with conforming Products, or (ii) refund the Price invoiced or paid, as applicable. StableX shall ship, at its expense, all Defective Products to Kopin’s facility. If Kopin exercises its option to replace Defective Products, Kopin shall provide the replacement(s) to StableX at Kopin’s expense.

StableX acknowledges and agrees that the remedies set out in this Section are StableX’s exclusive remedy for the delivery of Defective Products, subject to StableX’s rights under Section 15.02 and Section 15.04 regarding any Defective Products for which StableX accepted delivery under this Section.

Section 9.05 Limited Right of Return. Except as provided under Section 9.04 (Inspection), Section 15.02 (Limited Product Warranty) and Section 15.04 (Extent of Liability), all sales of Products to StableX under this Agreement are made on a one-way basis and StableX has no right to return Products purchased under this Agreement.

Section 9.06 Title and Risk of Loss.  Title to Products shipped under any Purchase Order passes to StableX on Kopin’s providing such Products to the carrier at Kopin’s facility, provided that Kopin reserves all rights to recover unpaid Products to the extent permitted by applicable law. Risk of loss to Products shipped under any Purchase Order passes to StableX upon Kopin’s delivery of such Products to the carrier.

ARTICLE X
Price and Payment

Section 10.01 Shipping Charges, Insurance and Taxes. StableX shall pay for shipping charges and insurance costs in accordance with the commercial terms set forth in ARTICLE IX (Shipment and Delivery). All Prices are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by StableX under this Agreement. StableX is responsible for all charges, costs, and taxes.

Section 10.02 Payment Terms. Kopin will issue monthly invoices to StableX for all Products ordered in the previous month. StableX shall pay all invoiced amounts due to Kopin within thirty (30) calendar days from the invoice date, except for any amounts disputed by StableX in good faith and in accordance with Section 10.03. StableX shall make all payments in US dollars by wire transfer or via any other method Kopin designates in writing to StableX. Any undisputed amounts not paid when due shall accrue interest at a rate of 1% per month and 12% per annum (or the maximum rate permitted by applicable law, if lower), from the due date until payment. All amounts payable by StableX under this Agreement shall be paid in full without any set-off, counterclaim, deduction or withholding (other than as required by applicable law).

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Section 10.03 Invoice Disputes. StableX shall notify Kopin in writing of any dispute with any invoice (along with substantiating documentation) within thirty (30) calendar days after the date of the invoice. StableX will be deemed to have accepted all invoices for which Kopin does not receive timely notice of disputes, and shall pay all undisputed amounts due under these invoices within the period set out in Section 10.02 (Payment Terms). The Parties shall seek to resolve all disputes expeditiously and in good faith. Notwithstanding the foregoing, StableX shall continue to pay all undisputed amounts in accordance with this Agreement.

ARTICLE XI
Resale of the Products

Section 11.01 Credit Risk on Resale to End Users. StableX is responsible for all credit risks regarding, and for collecting payment for, all Products sold to third parties (including End Users), whether or not StableX has made full payment to Kopin for the Products. The inability of StableX to collect the purchase price for any product does not affect StableX’s obligation to pay Kopin for any Product.

Section 11.02 Resale Prices. StableX shall establish its own resale prices and terms regarding Products it sells, subject to and in accordance with the provisions of the first paragraph of Article VII.

ARTICLE XII
Compliance with Laws

Section 12.01 General Compliance With Laws Representation and Warranty; Covenant. Each Party represents and warrants to the other Party that it is in material compliance with all Laws applicable to this Agreement, the Products and the operation of its business. Each Party shall at all times comply with all applicable Laws.

ARTICLE XIII
Term; Termination

Section 13.01 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Agreement, shall continue for an initial period of four (4) years, after which it shall automatically renew for successive periods of one (1) year unless either Party gives written notice of non-renewal not less than ninety (90) days prior to the end of the then-current term (the “Term”).

Section 13.02 Effect of Expiration or Termination.

(a) The Term’s expiration or earlier termination does not affect any rights or obligations that:

(i) are to survive the expiration or earlier termination of this Agreement; and

(ii) were incurred by the Parties before the expiration or earlier termination; provided that all indebtedness of StableX to Kopin of any kind is immediately due and payable on the effective date of the Term’s expiration or earlier termination without further notice to StableX.

(b) Any Notice of termination will automatically operate as a cancellation of any pending Purchase Orders that have not been accepted by Kopin and any deliveries of Products to StableX that are scheduled to be made after the effective date of termination. Regarding any Products that are still in transit on termination of this Agreement, Kopin may require, in its sole and absolute discretion, that all sales and deliveries of the Products be made on a cash in advance or certified funds basis.

(c) On the expiration or earlier termination of this Agreement, StableX shall promptly cease to represent itself as Kopin’s authorized representative regarding the Products in the Territory, and shall otherwise desist from all conduct or representations that might lead the public to believe that StableX is authorized by Kopin to sell the Products or in any way associated with Kopin;

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(i) return to Kopin all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Kopin’s Confidential Information; and

(ii) permanently erase all of Kopin’s Confidential Information from its computer systems; and

(d) Subject to Section 13.02(a), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement, except for (i) accrued payment obligations, (ii) breaches of this Agreement, or (iii) any liability that cannot be excluded under applicable Law.

ARTICLE XIV
Confidentiality

Section 14.01 Confidentiality. All non-public, confidential or proprietary information (“Confidential Information”) that a Party (the “Disclosing Party”) may disclose or make available to the other Party (the “Receiving Party”) relating to the Disclosing Party, including but not limited to names or addresses of customers, sales techniques, distribution strategies, sales terms or conditions, delivery or scheduling terms or conditions, costs, pricing, manufacturing or processing methods, and any new product development plans the Disclosing Party may establish or issue from time to time, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement, shall be kept confidential and used solely for the Receiving Party’s performance of its obligations under this Agreement and may not be disclosed to any third party without the Disclosing Party’s prior written consent. The Receiving Party agrees to use commercially reasonable efforts to protect such Confidential Information, and not to use or disclose such Confidential Information other than as permitted under this Agreement. The Receiving Party may disclose Confidential Information to its Affiliates, employees, agents and contractors who have a need to know such information for the purposes of this Agreement, provided that such persons are subject to confidentiality obligations no less protective than those set out in this Agreement. The Receiving Party shall be responsible for any breach of this Section by such persons. If any unauthorized disclosure of Confidential Information occurs or is suspected, the Receiving Party shall promptly notify the Disclosing Party and provide reasonable details of such disclosure. To the extent the Receiving Party receives confidential information of a third party in connection with this Agreement, it shall comply with any applicable restrictions notified to it by the Disclosing Party in relation to such information. Confidential Information excludes information that: (a) is or becomes generally available to the public other than as a result of a breach of this Agreement; (b) is obtained by the Receiving Party on a non-confidential basis from a third party that is not under any obligation of confidentiality; or (c) was lawfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party. The Receiving Party may disclose Confidential Information to the extent required by applicable Law or by a governmental authority, provided that (to the extent legally permitted) it gives the Disclosing Party reasonable prior notice and reasonably cooperates, at the Disclosing Party’s expense, with any request to limit or protect such disclosure..

Section 14.02 Upon the earlier of the Disclosing Party’s request or the expiration or termination of this Agreement, the Receiving Party shall return or destroy all documents and materials (and any copies) containing the Disclosing Party’s Confidential Information, save that the Receiving Party may retain copies to the extent required by applicable Law or for internal compliance purposes, subject to the confidentiality obligations in this Agreement. The Parties acknowledge that a breach of this Section may result in irreparable harm, and that the Disclosing Party shall be entitled to seek injunctive or other equitable relief in respect of any such breach. Nothing in this Agreement shall prevent disclosure of Confidential Information to the extent permitted under applicable law, including pursuant to the Defend Trade Secrets Act of 2016.

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Section 14.03 The obligations set out in this Article XIV shall survive the expiration or termination of this Agreement for a period of five (5) years, or, in the case of trade secrets, for so long as such information remains a trade secret under applicable Law.

ARTICLE XV
Representations and Warranties

Section 15.01 StableX’s Representations and Warranties. StableX represents and warrants to Kopin that:

(a) it is a duly organized, validly existing and in good standing in the jurisdiction of its formation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(d) the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary action of StableX;

(e) when executed and delivered by each of Kopin and StableX, this Agreement will constitute the legal, valid and binding obligation of StableX, enforceable against StableX in accordance with its terms.

Section 15.02 Limited Product Warranty. Subject to the provisions of Section 15.03, Section 15.04 and Section 15.05, Kopin shall make certain limited warranties regarding the Products (“Limited Warranties”) solely to and for the End User’s benefit, which shall be, in Kopin’s sole discretion, either:

(a) a written warranty statement included with the Product;

(b) that the Products have been manufactured according to the agreed Product specifications and in accordance with applicable Law; or

(c) Kopin’s standard limited warranty in force when the Product is delivered by StableX to End User.

No warranty is extended to StableX under this Agreement. StableX shall not provide any warranty regarding any Product other than the Kopin warranty described in this Section.

Section 15.03 Warranty Limitations. Limited Warranties do not apply where the Product:

(a) has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions, or use contrary to any instructions issued by Kopin;

(b) has been reconstructed, repaired, or altered by Persons other than Kopin or its authorized Representative; or

(c) has been used with any third-party product, hardware or product that has not been previously approved in writing by Kopin.

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Section 15.04 Extent of Liability. During the Warranty Period, regarding any Defective Products:

(a) notwithstanding anything in this Agreement to the contrary, Kopin’s liability under the Limited Warranty is discharged, in Kopin’s sole discretion and at its expense, by:

(i) repairing or replacing any Defective Product(s); or

(ii) crediting or refunding the Price of the Defective Product(s) invoiced or paid, as applicable (i.e., less any applicable discounts, rebates, or credits).

(b) StableX is responsible for all costs and risk of loss associated with the delivery of Defective Product(s) to Kopin (subject to change on receipt of notice from Kopin) for warranty repair or replacement;

(c) Kopin is responsible for all costs and risk of loss associated with the delivery of repaired or replaced products to the Delivery Point; and

(d) StableX is responsible for all costs and risk of loss associated with the delivery and return of the repaired or replaced Products to End User.

All claims for breach of the Limited Warranty must be received by Kopin no later than thirty (30) Business Days after the expiration of the limited warranty period of the Product.

StableX has no right to return for repair, replacement, credit, or refund any Product except as set out in this Section (or if otherwise applicable, Section 9.04 (Inspection) and Section 15.02). StableX shall not reconstruct, repair, alter, or replace any Product, in whole or in part, either itself or by or through any third party.

THIS SECTION SETS FORTH StableX’S SOLE REMEDY AND StableX’S ENTIRE LIABILITY FOR ANY BREACH OF ANY WARRANTY RELATING TO THE PRODUCTS.

Except as explicitly authorized in this Agreement or in a separate written agreement with Kopin, StableX shall not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Products it sells to End Users.

Section 15.05 Warranties Disclaimer; Non-reliance. EXCEPT FOR THE LIMITED EXPRESS WARRANTIES DESCRIBED IN Section 15.01 AND Section 15.02, (A) NEITHER KOPIN NOR ANY PERSON ON KOPIN’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; OR (ii) FITNESS FOR A PARTICULAR PURPOSE; OR (iii) TITLE; OR (iv) NON-INFRINGEMENT; OR (v) PERFORMANCE OF PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED; AND (B) STABLEX ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY KOPIN, OR ANY OTHER PERSON ON KOPIN’S BEHALF, EXCEPT AS SPECIFICALLY DESCRIBED IN SECTION 15.02 (Limited Product Warranty) OF THIS AGREEMENT.

ARTICLE XVI
Indemnification

Section 16.01 StableX General Indemnification. In accordance with the terms and conditions of this Agreement, StableX shall indemnify, hold harmless, and defend (at Kopin’s election) Kopin and its Affiliates, and each of the foregoing’s officers, directors, partners, members, shareholders, employees, agents, successors and assigns (collectively, “Kopin Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), incurred by the Kopin Indemnified Party, arising out of or relating to any Claim of a third party:

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(a) relating to a breach or non-fulfillment of any representation, warranty, or covenant under this Agreement by the StableX or its Personnel;

(b) alleging or relating to any act or omission of StableX or its Personnel (including any gross negligence, recklessness, or willful misconduct) in connection with the performance of its obligations under this Agreement; or

(c) alleging or relating to any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of StableX or its Personnel.

Section 16.02 Kopin General Indemnification. In accordance with the terms and conditions of this Agreement, Kopin shall indemnify, hold harmless, and defend (at StableX’s election) StableX and its Affiliates, and each of the foregoing’s officers, directors, partners, members, shareholders, employees, agents, successors and assigns (collectively, “StableX Indemnified Party”) against any and all Losses incurred by the StableX Indemnified Party, arising out of or relating to any Claim of a third party:

(a) relating to a breach or non-fulfillment of any representation, warranty, or covenant under this Agreement by the Kopin or its Personnel;

(b) alleging or relating to any act or omission of Kopin or its Personnel (including any gross negligence, recklessness, or willful misconduct) in connection with the performance of its obligations under this Agreement;

(c) alleging or relating to any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Kopin or its Personnel; or

(d) any claim that a Product supplied by Kopin is a Defective Product.

ARTICLE XVII
Limitation of Liability

Section 17.01 No Liability for Consequential or Indirect Damages. IN NO EVENT IS EITHER PARTY OR ITS REPRESENTATIVES LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: (A) WHETHER THE DAMAGES WERE FORESEEABLE; (B) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES; OR (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 17.02 Limitation of Liability. Except for liability arising from (i) a Party’s breach of its confidentiality obligations under this Agreement, (ii) a Party’s indemnification obligations under Article XVI, and (iii) a Party’s fraud or willful misconduct, each Party’s total aggregate liability arising out of or relating to this Agreement, whether in contract, tort (including negligence), or otherwise, shall not exceed the total amounts paid or payable by StableX to Kopin under this Agreement in the twelve (12) months preceding the event giving rise to the claim.

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ARTICLE XVIII
Insurance

Section 18.01 StableX Insurance Obligations. During the Term each Party shall, at its own expense, maintain and carry in full force and effect, all types and amounts of insurance required by applicable Law and all such insurance as is necessary to satisfy such Party’s obligations under this Agreement, including general commercial liability insurance and product liability limits, in reasonable and customary amounts, with financially sound and reputable insurers.

ARTICLE XIX
Miscellaneous

Section 19.01 Entire Agreement.  In accordance with the language in ARTICLE IV (Terms of Agreement Prevail Over StableX’s Purchase Order), this Agreement, including and together with related exhibits, schedules, attachments, and appendices, along with the Development Agreement between the Parties, constitutes the sole and entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

Section 19.02 Notices. All notices under this Agreement shall be made in writing and shall be deemed duly given if delivered either in person, by certified or registered mail, return receipt requested and postage prepaid, or by recognized overnight courier service. All notices shall be addressed to the Parties at their respective addresses first set forth above (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Notices shall be effective on receipt.

Section 19.03 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 19.04 Amendment and Modification. The Parties may not amend this Agreement except by written instrument signed by the Parties.

Section 19.05 Waiver.  No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 19.06 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or later be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

Section 19.07 Equitable Remedies. Each Party, as Receiving Party, acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under ARTICLE XIV (Confidentiality) would give rise to irreparable harm to Disclosing Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Receiving Party of any of these obligations, Disclosing Party shall, in addition to any and all other rights and remedies that may be available to Disclosing Party at law, at equity, or otherwise in respect of this breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages do not afford an adequate remedy. Each Party, as Receiving Party, agrees that it will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section.

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Section 19.08 Assignment; Successors and Assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, except for a sale of all or substantially all of the business assets of such Party to which this Agreement relates. In such a sale, the purported Assignee must agree to be bound in writing by the obligations of this Agreement and a copy of such writing and such assignment must be provided to the other Party at least ten (10) Business Days before such a transaction is executed. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of the Party’s obligations under this Agreement.

Section 19.09 Choice of Law; Choice of Forum. Section 10.1 of the Development Agreement is incorporated herein by reference and made a part hereof.

Section 19.10 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 19.11 Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except as to the payment of consideration), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) Law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) general strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) epidemic or pandemic, excluding however, circumstances directly related to COVID-19 conditions as they exist at the Effective Date, and (k) U.S. military customer requiring the majority of Kopin’s manufacturing capacity such that Kopin is unable to supply StableX with Product for so long as such requirement persists (each a “Force Majeure Event”).

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their proper and duly authorized representatives as of the Effective Date.

STABLEX TECHONOLOGIES, INC.		KOPIN CORPORATION

By:	/s/Joshua Silverman	By:	/s/ Michael Murray

Name:	Josh Silverman	Name:	Michael Murray

Title:	Executive Chairman	Title:	President and CEO

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